EXHIBIT 99.1



WORLDWATER & SOLAR TECHNOLOGIES CORP. LOGO
[GRAPHIC OMITED]
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                                         FOR RELEASE ON 10/1/07 AT 7:33 A.M. EDT


WORLDWATER & SOLAR TECHNOLOGIES CORP. TO BUILD 2 MEGAWATT SOLAR SYSTEM AT DENVER
                              INTERNATIONAL AIRPORT

     Solar Project for Nation's Fifth Busiest Airport to Start Immediately --
                          Scheduled Completion in 2008


PENNINGTON,  N.J. - OCTOBER 1, 2007 - WorldWater & Solar Technologies Corp. (OTC
BB: WWAT.OB), developer and marketer of proprietary high-power solar systems, today announced it will engineer and construct a 2 Megawatt solar system at Denver International Airport (DIA). MMA Renewable Ventures LLC, a subsidiary of Municipal Mortgage & Equity (NYSE: MMA) will finance the installation through a Power Purchase Agreement (PPA). WorldWater will begin construction of the project immediately for completion in 2008. MMA Renewable Ventures will own and operate the system under a long-term PPA contract.

Operated by the City and County of Denver, DIA is the fifth busiest international airport in the U.S. and served nearly 50 million passengers in 2006. WorldWater's photovoltaic system of ground mounted tracking solar arrays will be located at the entrance to the main terminal. It is expected to generate 3.5 million kilowatt-hours (kWh) of clean electricity annually. In addition to reducing DIA's electric costs, the solar initiative supports Denver's commitment to environmental sustainability. Annually, the array will avoid pumping over five million pounds of carbon emissions into the atmosphere.

"DIA has a long-standing commitment to sustainable operations and environmental protection. This solar energy system will provide cleaner air and reduce greenhouse gas emissions in the city and county of Denver and serve as a highly visible environmental statement to the millions of passengers that travel through our airport each month," said Turner West, aviation manager for Denver International Airport.

"Denver International Airport is the fifth busiest international airport in the nation and a leader in sustainability as the only airport to be accepted into the Environmental Protection Agency's National Performance Track Program," said Denver Mayor John Hickenlooper. "Thanks to MMA Renewable Ventures and WorldWater & Solar Technologies, DIA will soon have one of the country's largest airport solar systems, marking the first of many alternative energy innovations expected under Greenprint Denver, our action agenda for sustainable practices. DIA is a shining example of how we can embrace sustainable development as an operating principle while maintaining a successful, profitable business, breaking records for passenger traffic and earning high customer satisfaction ratings."


Quentin T. Kelly, Chairman and CEO of WorldWater commented, "We are delighted that such a major metropolitan airport as Denver International has embarked on a solar energy system that is as impressive in size and scope as this 2-Megawatt installation and we are looking forward to helping Denver achieve that worthy target. With our recent contract and start of construction of a solar system at the Fresno Yosemite International Airport, WorldWater has become the leading solar contractor of airports in America. Our expertise in solar energy generation and integrated systems design makes us well suited to address the complex power needs of a major transportation hub like Denver International, significantly reducing electric costs and helping improve air quality at the airport."

"By purchasing clean power rather than solar panels, DIA will benefit from a renewable energy system that is cost-effective from the day it becomes operational and for years to come," said Matt Cheney, CEO of MMA Renewable Ventures. "Our collaborative effort with DIA serves as an example of how successful public-private partnership can help municipal facilities make the most of the tax credits and other incentives available for solar energy."

The project is part of the Xcel Energy Solar*Rewards program and will receive a rebate to offset the upfront construction costs. Xcel Energy will purchase the renewable energy credits from the solar energy produced in support of Colorado's Renewable Energy Standard, which requires large utilities to generate 20 percent of their power from renewable energy sources by 2020. With the City of Denver, Xcel Energy will develop an educational display for DIA's main terminal to explain the benefits of solar energy.


ABOUT WORLDWATER & SOLAR TECHNOLOGIES CORP:
WorldWater & Solar Technologies Corp. (formerly WorldWater & Power Corporation) is a full-service, international solar electric engineering and water management company. The Company's unique, high-powered and patented solar technology can drive motors and pumps up to 1000 hp to provide solutions for a broad spectrum of the world's electricity and water supply problems from sunshine independently or in conjunction with the electric grid. Other solar technology is limited to five to seven horsepower. For more information about WorldWater & Solar Technologies Corp., visit the website at www.worldwater.com
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ABOUT  MMA  RENEWABLE  VENTURES:
     A  WHOLLY-OWNED  SUBSIDIARY OF MUNICIPAL MORTGAGE & EQUITY, LLC ("MUNIMAE,"
NYSE: MMA), MMA RENEWABLE VENTURES FINANCES, OWNS AND OPERATES RENEWABLE ENERGY AND ENERGY EFFICIENCY ASSETS IN THE UNITED STATES. THE COMPANY PROVIDES LEASES, POWER PURCHASE AGREEMENTS AND OTHER CUSTOMIZED FINANCIAL SOLUTIONS TO HELP ITS CUSTOMERS MANAGE ENERGY COSTS. MMA RENEWABLE VENTURES IS DEDICATED TO DELIVERING COMPETITIVELY PRICED, CLEAN ENERGY AND ENERGY SAVINGS TO CUSTOMERS, STRONG PARTNERSHIP OPTIONS FOR PROJECT DEVELOPERS, AND EXCEPTIONAL OPPORTUNITIES FOR INSTITUTIONAL INVESTMENT IN THE CLEAN ENERGY SECTOR. FOR MORE INFORMATION ABOUT MMA RENEWABLE VENTURES, VISIT WWW.MMARENEWABLEVENTURES.COM.
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ABOUT  DENVER  INTERNATIONAL  AIRPORT:
Denver International Airport opened in 1995 and was the nation's first all-new airport in more than 20 years. DIA is the fifth-busiest airport in the United States and 10th-busiest in the world. 22 airlines serving DIA provide nonstop service to nearly 150 destinations in the United States, Mexico, Canada, and Europe. DIA is renowned for its commitment to efficiency, safety and environmental protection.

ABOUT  XCEL  ENERGY:
Xcel Energy (NYSE: XEL) is a major U.S. electricity and natural gas company with regulated operations in eight Western and Midwestern states. Xcel Energy provides a comprehensive portfolio of energy-related products and services to
3.3 million electricity customers and 1.8 million natural gas customers through its regulated operating companies. More information is available at www.xcelenergy.com.
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    WORLDWATER & SOLAR TECHNOLOGIES CONTACT: Jessie Sullivan: (609) 818-0700 X20
                                                        JSullivan@worldwater.com
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                                     PRESS CONTACT: Mike Breslin Productions LLC
                                                    Mike Breslin: (201) 652-1287
                                                                   mbrez@aol.com
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